Exhibit 10.15

Amended and
Restated on
January 25, 2008

AETNA INC.

1999 DIRECTOR CHARITABLE AWARD PROGRAM

1.	PURPOSE OF THE PROGRAM

The Aetna Inc. Director Charitable Award Program (the “Program”) allows each eligible Director (“Director”) of Aetna Inc. (the “Corporation”) to recommend that the Corporation make a donation of $1,000,000 to the eligible tax-exempt organization(s) (the “Donee(s)”) selected by the Director, with the donation to be made, in the Director’s name, in ten equal annual installments, with the first installment to be made following the Director’s retirement.  The purpose of the Program is to recognize the interest of the Corporation and its outside Directors in supporting worthy educational institutions and other charitable organizations.

2.	ELIGIBILITY

All persons serving as outside Directors of the Corporation as of February 1, 1999, shall be eligible to participate in the Program.  All outside Directors who join the Corporation’s Board of Directors after that date and before January 26, 2008 are eligible to participate in the Program upon election to the Board.  An outside Director who first joins the Corporation’s Board of Directors after January 25, 2008 shall not be eligible to participate in the Program.

3.	RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Program, he or she may make a written recommendation to the Corporation, on a form approved by the Corporation for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the corporate donation to be made on his or her behalf.  A participating Director may revise or revoke any such recommendation by signing a new recommendation form and submitting it to the Corporation.

4.	AMOUNT AND TIMING OF DONATION

Each eligible Director may choose one organization to receive a donation of $1,000,000, or up to five organizations to receive donations aggregating $1,000,000.  Each recommended organization must be recommended to receive a donation of at least $100,000.  The donation will be made by the Corporation in ten equal annual installments, with the first installment to be made shortly after the Director’s termination of service as a Director on account of the Corporation’s mandatory director retirement policy in effect on the date of such termination of service (“Retirement”).  In the event of a Director’s earlier termination of service, provided he or she has satisfied the vesting requirements, the first installment of the donation will be made when the Director otherwise would have reached his or her Retirement date.  Notwithstanding the foregoing, provided that the other provisions of the Program are satisfied, with regard to any Director currently serving as such on January 26, 2007, the first installment shall commence shortly after the Director reaches age 72 (or a later time if requested by the Director), regardless of whether the Director has terminated service as a Director at that time.  If a Director recommends more than one organization to receive a donation, each will receive a prorated portion of each annual installment.  Each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director.

5.         DONEES

In order to be eligible to receive a donation, a recommended organization must initially, and at the time each donation installment is to be made, (a) qualify to receive tax-deductible donations by the Corporation under the Internal Revenue Code and (b) meet the then current criteria established by the Aetna Foundation, Inc. for its matching grant program; provided, however, that United Way, the Combined Health Appeal and any other organization conducting a workplace campaign at Aetna not eligible for the Aetna Foundation, Inc. matching grant program will be permitted Donees if otherwise eligible.  Upon the request of the Corporation’s Chief Executive Officer, or in the event Aetna Foundation, Inc. or a successor foundation is dormant or not in existence, a recommended organization must be reviewed and approved by the Nominating and Corporate Governance Committee.  A recommendation will be approved unless it is determined that a donation to the organization would not be in the best interests of the Corporation.  A Director’s private foundation will not be an eligible Donee.  If an organization recommended by a participating Director ceases to qualify as a Donee, and if the Director does not submit a form to change the recommendation, the amount recommended to be donated to the organization will instead be donated to the Director’s remaining recommended qualified Donee(s) on a prorated basis.  If none of the recommended organizations qualify, the donation will be made to the organization(s) selected by the Corporation.

6.	VESTING

A participating Director will be vested in the Program:  (a) when he or she completes five years of Board service as an outside Director, or (b) in the event he or she terminates service prior to the completion of five years of service as a Director, by reason of death or disability, or (c) if there is a Change of Control of the Corporation while he or she is actively serving on the Board.  The term “Change of Control” shall have the same meaning as is defined for that term in the Aetna Inc. Non-Employee Director Deferred Stock and Deferred Compensation Plan.  For persons serving as outside Directors on February 1, 1999, Board service as an outside Director prior to that date will count as vesting service (including service on the Boards of Aetna Life and Casualty Company and U. S. Healthcare, Inc.).  If a participating Director terminates Board service (other than due to death or disability) before becoming vested, no donation will be made on his or her behalf, provided, however, that in the event a participating Director terminates service prior to the completion of five years of service as a Director by reason of acceptance of a position in government service or any other reason, all years of service will be counted towards the vesting requirement in the event of such Director’s return to the Board.

7.	FUNDING AND PROGRAM ASSETS

The Corporation may fund the Program or it may choose not to fund the Program.  If the Corporation elects to fund the Program in any manner, neither the participating Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Corporation identified for such purpose.  Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Corporation.  If the Corporation elects to fund the

Program through life insurance policies, a participating Director must cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life in order to be eligible to participate or continue to participate in the Program.  In the event a Director has cooperated and fulfilled such requirements, but is considered to be uninsurable, such Director shall still be permitted to participate in the Program.

8.	AMENDMENT OR TERMINATION

The Board of Directors of the Corporation may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program.  However, once a participating Director becomes vested in the Program, the Program may not be amended, suspended or terminated with respect to such Director by lengthening such Director’s vesting period or by reducing the amount or timing of a donation to be made in the name of such Director without his or her consent, unless there has been an adverse change in laws or regulations affecting the Program (e.g., reduction or elimination of the tax deductibility of the donation by the Corporation).

9.	ADMINISTRATION

The Program shall be administered by the Nominating and Corporate Governance Committee.  The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program.  The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10.	NON-ASSIGNMENT

A Director’s rights and interests under the Program may not be assigned or transferred.

11.	GOVERNING LAW

The Program shall be construed and enforced according to the laws of the State of Connecticut, and all provisions thereof shall be administered according to the laws of said state.

12.	EFFECTIVE DATE

The Program effective date is February 1, 1999. The recommendation of an eligible Director will not be effective until he or she completes the Program enrollment requirements.